Exhibit 99.1

NEWS
For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS FISCAL YEAR 2005 FIRST QUARTER RESULTS
• 9.2% Sales Growth
• Significant Earnings Improvement
• Continued Strong Demand from Government Customers

WOOD DALE, ILLINOIS (September 22, 2004) — AAR (NYSE: AIR) today reported results for its first quarter ended August 31, 2004, including net sales of $166.1 million, an increase of 9.2% over the prior year, and net income of $2.3 million or $0.07 per share, versus a loss of $2.0 million or $0.06 per share a year earlier. The Company also reported that it generated $5.6 million of cash flow from operations.

During the first quarter, the Company experienced robust demand for its products supporting the U.S. Military’s tactical deployment requirements and increased sales of cargo systems and composite structures. The Company achieved double-digit sales growth for its traditional parts business supporting commercial airlines, while sales for its new parts distribution business declined as a result of its ongoing strategy to de-emphasize lower-margin parts sales, mostly to general aviation customers. Sales of maintenance, repair and overhaul services declined primarily as a result of lower sales of industrial gas turbine services and the timing of airframe maintenance due to heavy summer aircraft utilization for a major customer. The Company also reported an 11% increase in Aircraft Sales & Leasing and added two more aircraft to its portfolio through investments with joint venture partners.

The Company reported improvement in its gross profit margin, which increased to 16.0% from 13.9% in the prior year. Order backlog remained strong and increased 5.6% during the quarter, with the increase distributed across a number of different businesses. In addition, the Company repurchased $14.9 million of its long-term debt prior to maturity, contributing to the net interest expense reduction during the first quarter.

 “We are pleased with the overall results for the quarter. Sales to government customers remained strong and we experienced double-digit growth in our core parts business supporting air carriers around the world,” said David P. Storch, President and CEO of AAR. “We are particularly

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pleased with the improvement in our balance sheet as we generated strong cash flow enabling us to reduce our debt and invest in our businesses. We made progress on our strategy to grow sales outside of North America, reflected by a 33% year-over-year increase in sales to European and Asian customers. Although the U.S. airline market remains volatile, we believe that AAR is well positioned to benefit as the airlines look to outsource maintenance as a way to reduce their costs.”

Significant Events for First Quarter 2005:

•                  Expanded AAR’s airframe maintenance capability by leasing the Indianapolis Maintenance Center (formerly operated by United Airlines), and are on track to begin operations this calendar year.

•                  Elected Ronald B. Woodard, former President of the Boeing Commercial Airplane Group, as a director of the Company.

•                  Was selected to provide supply chain management as a member of the Northrop Grumman team awarded preferred bidder status to provide complete aircraft maintenance and design engineering for the United Kingdom’s fleet of seven AWACS aircraft.

•                  Was selected by Alenia Aeronautica, a Finmeccanica Company, to supply cargo systems for the C-27J Medium Tactical Transport Aircraft, jointly developed and produced by Alenia Aeronautica and Lockheed Martin. The original order covers 24 aircraft.

•                  Was selected by Nova Scotia-based CanJet Airlines to provide component maintenance and support for a portion of their 737 fleet.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. Products and services include customized inventory management and logistics programs; maintenance, repair and overhaul of aircraft, aircraft components and engine components; engine and aircraft sales and leasing; and the manufacture of cargo systems, composite structures and mobility systems. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators, original equipment manufacturers and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 AM (CDT) on September 22, 2004. The conference call can be accessed via dial-in (1-877-872-1405; conference code 8527282). A replay of the call will be available (1-800-642-1687; conference code 8527282) until 11:59 PM (CDT) on September 29, 2004.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Comparative Statement of Operations	Three Months Ended August 31,
(In thousands except per share data)	2004	2003
	(Unaudited)
Sales	$166,053	$152,114
Cost of sales	139,438	130,998
Gross profit	26,615	21,116
SG&A	20,447	19,648
Operating income	6,168	1,468
Interest expense	3,500	4,913
Interest income	283	375
Pretax income (loss)	2,951	(3,070)
Provision for (benefit from) income taxes	665	(1,074)
Net income (loss)	2,286	(1,996)
Earnings (loss) per share-Basic	$0.07	($0.06)
Earnings (loss) per share-Diluted	$0.07	($0.06)
Average shares outstanding-Basic	32,243	31,850
Average shares outstanding-Diluted	32,594	31,850

Balance Sheet Highlights (In thousands except per share data)	August 31, 2004	May 31, 2004
	(Unaudited)	(Derived from audited financial statements)

Cash and cash equivalents	$26,802	$41,010
Current assets	415,203	432,204
Current maturities of recourse LTD	3,768	2,656
Current liabilities (excl current maturities)	122,873	127,869
Net property, plant and equipment	81,473	81,866
Total assets	699,304	709,292
Recourse long-term debt	207,708	217,434
Total recourse debt	211,476	220,090
Total non-recourse debt	31,834	31,968
Stockholders’ equity	303,202	301,684
Book value per share	$9.40	$9.36
Shares outstanding	32,242	32,245

Sales By Business Segment	Three Months Ended August 31,
(In thousands)	2004	2003
	(Unaudited)
Inventory & Logistic Services	$62,592	$61,737
Maintenance, Repair & Overhaul	46,650	53,425
Manufacturing	43,789	25,170
Aircraft & Engine Sales & Leasing	13,022	11,782
	$166,053	$152,114